Exhibit 10.02(f)

                                   FORBEARANCE
                                   -----------

     Reference is hereby made to those certain promissory notes (the "Promissory Notes") in the original aggregate principal amount of $2,699,740.35 issued by Occupational Health + Rehabilitation Inc ("Obligor") pursuant to that certain Series A Convertible Preferred Stock Repurchase Agreement among Obligor and the Sellers listed on Schedule I thereto (each such Seller a "Holder" and collectively, the "Holders") dated as of March 24, 2003 (the "Repurchase Agreement").

     Obligor has, from time to time since March 24, 2004, paid less than the full amount of the principal and accrued interest due on the Promissory Notes when due, including the final installment which was due September 24, 2004. As of March 7, 2005, the aggregate amount outstanding on the Promissory Notes included $674,826.90 of principal and $20,807.16 of accrued interest.

     Effective March 30, 2004, Obligor received a waiver from the Holders pursuant to which they agreed that, prior to April 1, 2005, they would not pursue any remedies related to the failure to make a full installment payment on the Promissory Notes when due.

     Obligor agrees to pay the aggregate principal amount and accrued and unpaid interest as soon as practicable, but in no event later that December 31, 2005. Based, however, on its prudent business judgment for the uses of its projected cash resources and the limitations imposed on it under Obligor's revolving line of credit with CapitalSource Finance, LLC ("CapitalSource"), Obligor expects that its financial condition will necessitate paying the amounts due on the Promissory Notes in installments during 2005.

     CapitalSource has agreed to waive the cross default occasioned by the failure to pay the full amounts due on the Promissory Notes provided the requisite Holders have executed this forbearance. The Promissory Notes issued pursuant to the Repurchase Agreement may be amended as to all noteholders with the written consent of Holders whose aggregate face value equals or exceeds 66-2/3% of the aggregate face value of all the Promissory Notes issued under the Repurchase Agreement. This forbearance, which may be signed in one or more counterparts, is effective when signed by such required Holders and when so effective constitutes an amendment to the Promissory Notes.

     While the applicable annual interest rate on the Promissory Notes has increased from 8% to 15% until paid in full, by execution of this forbearance, the Holders agree to forbear until December 31, 2005 from exercising any remedies under or in connection with the Promissory Notes (other than the accrual of interest at the 15% per annum default rate) resulting from Obligor's failure to make payments of principal and accrued interest when due.

     Notwithstanding anything contained herein to the contrary or any election by the Holders of any remedy or remedies under the Promissory Notes, the Holders hereby reserve all of their rights and remedies, at law or in equity, under the Promissory Notes and related agreements, all of which rights and remedies will be cumulative.

Dated as of March 7, 2005

                                                    ***
                                                 _______________________________
                                                 Print Name of Noteholder


                                                 By:____________________________

                                                 Title:_________________________


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     ***Each of the following Note holders, constituting 86.35% in interest of the Notes, executed the Forbearance:

     Cahill, Warnock Strategic Partners Fund, L.P.

     Strategic Associates L.P.

     Venrock Associates

     Venrock Associates II, L.P.

     BancBoston Ventures Inc. , a subsidiary of Bank of America Corporation

     The Venture Capital Fund of New England III, L.P.

     Pantheon Global PCC Limited re Pantheon Secondary Interests Cell